                                                                      EXHIBIT 33


                            RULE 10b5-1 TRADING PLAN

Frank A. Wojtek ("Seller") adopts this Trading Plan dated May 30, 2003 (the "Trading Plan") with respect to the "Stock"(defined below) with UBS PaineWebber Inc. ("UBS PaineWebber") for the purpose of establishing a trading plan that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Seller and UBS PaineWebber agree as follows:

1. Specific Plan of Sale. UBS PaineWebber, acting as agent, agrees to effect sales of Stock on behalf of Seller in accordance with the specific instructions set forth in Exhibit A (the "Sales Instructions"). The term "Stock" means the Class A common stock, par value $0.01 per share, of Carrizo Oil and Gas, Inc. ("Issuer") (symbol:
         CRZO), and includes any class or series of common stock of Issuer into which the Stock is converted whether pursuant to a reclassification, reorganization, reincorporation or similar event.

2. Fees/Commissions. Seller shall pay UBS PaineWebber $0.08 per share of Stock sold; with such amounts to be deducted by UBS PaineWebber from the proceeds of sales under this Trading Plan.

3. Seller's Representations and Warranties. Seller represents and warrants that:

         (a) Seller is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

         (b) Seller is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

         (c) Seller has informed Issuer of this Trading Plan and has furnished Issuer with a copy, and Seller has determined that this Trading Plan is consistent with Issuer's insider trading policy;

         (d) Seller has disclosed to UBS PaineWebber any agreements that Seller is currently party to, or within the past 60 days, has been party to, with another broker, dealer or financial institution (each, a "Financial Institution") entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1;

         (e) Seller is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent UBS PaineWebber from conducting sales in accordance with this Trading Plan;

         (f) the Stock to be sold under this Trading Plan is owned free and clear by Seller and is not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than those imposed by Rule 144 or Rule 145, if applicable;

         (g) Seller has had an opportunity to consult with Seller's own advisors as to the legal, tax, financial and other aspects of this Trading Plan, including this Trading Plan's compliance with Rule 10b5-1 and applicable state law. Seller has not received or relied on any representations from UBS PaineWebber concerning this Trading Plan's compliance with Rule 10b5-1.

4. Agreements by Seller. Seller acknowledges and agrees to the following provisions:

         (a) Brokerage Account. Seller shall open a sole-purpose UBS PaineWebber brokerage account prior to the execution of sales under this Trading Plan in the name of and for the benefit of Seller (the "Plan Account").

         (b) Delivery of Stock. Seller shall deliver all shares of Stock to be sold pursuant to this Trading Plan into the Plan Account prior to the commencement of any sales under this Trading Plan.

         (c) Hedging Transactions. While this Trading Plan is in effect, Seller shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

         (d) Notice to UBS PaineWebber. Seller shall notify UBS PaineWebber to terminate or suspend sales, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraph 7(a) or (b) or paragraph 8(c).

         (e) Communications. Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of the UBS PaineWebber 10b5-1 Group or any UBS PaineWebber Financial Advisor.

         (f) Compliance with Applicable Laws and Required Exchange Act Filings. Seller shall comply with all applicable laws, rules and regulations, and Seller shall make all filings required under Sections 13 and 16 of the Exchange Act in a timely manner.

         (g) No Influence. Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Trading Plan.

         (h) Stock Non-Marginable. The Stock is not marginable and may not be used by Seller as collateral for any purpose.

         (i) Execution, Average Pricing and Pro Rata Allocation of Sales. UBS PaineWebber may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. UBS PaineWebber or one of its affiliates may make a market in the Stock and may act as principal in executing sales under the Trading Plan. To the extent that UBS PaineWebber administers other trading plans relating to Issuer's securities, UBS PaineWebber may aggregate orders for Seller with orders under other sellers' trading plans for execution in a block and allocate an average price to each seller. In the event of partial execution of block orders, UBS PaineWebber shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer's securities that UBS PaineWebber manages pro rata based on the ratio of (x) the number of shares to be sold pursuant to the order instructions of each Trading Plan to (y) the total number of shares to be sold under all Trading Plans having the same type of order instructions.

         (j) Exclusivity. Until this Trading Plan has been terminated, Seller shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to purchase or sale of the Stock for the purpose of establishing a trading plan that complies with Rule 10b5-1.

         (k) Acknowledgment of Relief from Obligation to Effect Sales. UBS PaineWebber shall be relieved of its obligation to sell Stock as otherwise required by paragraph 1 above at any time when:

               (i) UBS PaineWebber has determined that (A) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates; or (B) a material adverse change in the financial markets, in the market activity in the Stock or in the internal systems of UBS PaineWebber or one of its affiliates, an outbreak or escalation of hostilities or other crisis or calamity has occurred (in each case, the effect of which is such as to make it, in the sole judgment of UBS PaineWebber, impracticable for UBS PaineWebber to sell Stock); or (C) a trading suspension with respect to the Stock by the Securities and Exchange Commission or the Principal U.S. Market (defined in Exhibit A) or a delisting of the Stock or a banking moratorium has occurred; if UBS PaineWebber cannot effect a sale for any of such reasons, UBS PaineWebber shall effect such sale as promptly as practical after the cessation or termination of such cause, subject to the restrictions set forth in paragraph 1 of Exhibit A;

               (ii) This Trading Plan is suspended in accordance with paragraph 7 below;

               (iii) This Trading Plan is terminated in accordance with
                     paragraph 8 below;

5. Rule 144 and Rule 145. With respect to sales of Stock subject to Rule 144 or Rule 145, Seller and UBS PaineWebber agree to comply with the following provisions:

         (a)   Agreements by Seller Regarding Rule 144 and Rule 145.

               (i) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144 or Rule 145.

               (ii) Seller agrees to complete, execute and deliver to UBS PaineWebber Forms 144 for sales to be effected under the Trading Plan at such times and in such numbers as UBS PaineWebber shall request. Seller hereby grants UBS PaineWebber a power of attorney to complete and file on behalf of Seller any required Forms 144. The remarks section of each Form 144 filed shall include a statement to the effect that the shares covered by the Form 144 are being sold pursuant to a Rule 10b5-1 trading plan dated as of the date hereof, and the representation regarding the seller's knowledge of material nonpublic information speaks as of that plan adoption date.

               (iii) Seller agrees to complete, execute and deliver to UBS
                     PaineWebber Rule 144 Seller's Representation Letters (in the form attached as Exhibit C) for sales to be effected under the Trading Plan at such times and in such numbers as UBS PaineWebber shall request.

         (b)   Agreements by UBS PaineWebber Regarding Rule 144 and Rule 145.

               (i) UBS PaineWebber agrees to conduct all sales pursuant to the Trading Plan in accordance with the manner of sale requirement of Rule 144. UBS PaineWebber shall not effect any sales that it knows would exceed the then-applicable volume limitation under Rule 144.

               (ii) UBS PaineWebber agrees to file such Forms 144 furnished by Seller pursuant to paragraph 5(a)(ii) on behalf of Seller as required by applicable law. UBS PaineWebber shall make one Form 144 filing at the beginning of each three-month period, commencing upon the first Sale Day under the Trading Plan.

               (iii) UBS PaineWebber agrees to submit such Rule 144 Seller's
                     Representation Letters furnished by Seller pursuant to paragraph 5(a)(iii) on behalf of Seller as required by Issuer's transfer agent.

               (iv) Seller shall make and shall be solely responsible for all filings required under Sections 13(d) and 16 of the Exchange Act in connection with sales of Stock pursuant to the Trading Plan, and Seller acknowledges that UBS PaineWebber shall not make any such filings and shall have no liability to Seller in connection with or related to any such filings.

6.       Options. [Intentionally Omitted.]

7. Suspension. Sales under this Trading Plan shall be suspended as follows:

         (a) Promptly after the date on which UBS PaineWebber receives notice from Seller or Issuer of legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates that would prevent UBS PaineWebber from selling Stock under this Trading Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for the restriction), including a restriction based on Seller's awareness of material nonpublic information in connection with a tender offer for Issuer's securities (transactions on the basis of which Rule 14e-3 of the Exchange Act could be violated).

         (b) In the event of a Qualifying Securities Offering, promptly after the date on which UBS PaineWebber receives notice from Issuer or Seller of the Suspension Date until UBS PaineWebber receives notice from Issuer or Seller of the Resumption Date; provided, however, that (i) Seller certifies that Seller has no control over the Suspension Date or the Resumption Date, and (ii) if Seller is unable to make such certification then this paragraph shall result in a termination of the Trading Plan, rather than suspension.

               "Qualifying Securities Offering" means any offering of securities of Issuer for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an "Underwriter") requires Seller to agree to restrict Seller's ability to effect Sales pursuant to this Trading Plan.

               "Suspension Date" means the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a "Preliminary Offering Document") is first used to market securities of Issuer by the Underwriter, or if a Preliminary Offering Document is not used, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an "Underwriting Agreement") is entered into by the Underwriter and Issuer. "Resumption Date" means the day immediately following the expiration of the time period during which Seller was restricted from effecting Sales pursuant to this Trading Plan in accordance with the Underwriting Agreement.

         (c) In the event that the UBS PaineWebber 10b5-1 Group becomes aware of material nonpublic information concerning Issuer or the Stock, UBS PaineWebber may be required by applicable law or, in its sole discretion, find it advisable, to suspend sales under this Trading Plan. In such case, UBS PaineWebber shall promptly notify Seller of the suspension of sales under this Trading Plan.

8. Termination. This Trading Plan will terminate on the earliest to occur of the following (the "Plan Sales Period"):

         (a)   on June 12, 2004;

         (b) promptly after the date on which UBS PaineWebber receives notice from Seller of the termination of this Trading Plan, in which case, Seller agrees to notify the Issuer promptly of such termination;

         (c) upon the reasonable determination by UBS PaineWebber, or promptly after the reasonable determination by Seller and notice to UBS PaineWebber, that this Trading Plan does not comply with Rule 10b5-1;

         (d) promptly after the date UBS PaineWebber is notified of the death of Seller;

         (e) immediately in the event that Seller fails to deliver any Stock pursuant to paragraph 4(b) or fails to satisfy the delivery requirements with respect to Options set forth in Exhibit D; or

         (f) the date that the aggregate number of shares of Stock sold pursuant to this Trading Plan reaches 135,000 shares.

9.       Indemnification; Limitation of Liability.

         (a)   Indemnification.

               (i) Seller agrees to indemnify and hold harmless UBS PaineWebber and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses") arising out of or attributable to
                     (A) UBS PaineWebber's actions taken or not taken in compliance with this Trading Plan, (B) any breach by Seller of this Trading Plan (including Seller's representations and warranties hereunder), or (C) any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

               (ii) UBS PaineWebber agrees to indemnify and hold harmless Seller from and against all Losses arising out of or attributable to the gross negligence or willful misconduct of UBS PaineWebber in connection with this Trading Plan.

         (b)   Limitation of Liability.

               (i) Notwithstanding any other provision hereof, UBS PaineWebber shall not be liable to Seller, and Seller shall not be liable to UBS PaineWebber, for: (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (B) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God"

               (ii) Notwithstanding any other provision hereof, UBS PaineWebber shall not be liable to Seller for (A) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (B) any failure to effect a sale required by paragraph 1, except for failures to effect sales as a result of the gross negligence or willful misconduct of UBS PaineWebber

10. Agreement to Arbitrate. Any dispute between Seller and UBS PaineWebber arising out of, relating to or in connection with this Trading Plan or any transaction relating to this Trading Plan shall be determined only by arbitration as provided in the UBS PaineWebber brokerage account agreement referred to in paragraph 4(a).

11.      Notices.

         (a) All notices to UBS PaineWebber under this Trading Plan shall be provided in writing to Daniel Radulovic UBS PaineWebber by facsimile at fax number 212-821-5536.

         (b) All notices to Seller under this Trading Plan shall be given to Frank A. Wojtek by telephone at telephone number 281-496-1652, by facsimile at fax number 281-496-1251 or by certified mail to the address below:

                                        7010 FM 723
                                        Richmond, TX 77469

         (c) Seller hereby instructs and authorizes UBS PaineWebber to send duplicate copies of all confirmations of trades made under this Trading Plan to the Issuer at the following address:

                                        Sylvester P. Johnson, IV
                                        Carrizo Oil and Gas, Inc.
                                        14701 St. Mary's Lane, Suite 800
                                        Houston, TX 77079

         (d) UBS PaineWebber will provide notification of all sales of Stock under this Trading Plan to Seller and to Issuer by e-mail at the below addresses by 6 p.m. (ET) on the date of execution on a best efforts basis, with a final report by 12 p.m. (ET) on the following business day. Seller and Issuer agree to notify UBS PaineWebber in writing of any changes to the contact information provided.

                                        frank.wojtek@carrizo.cc
                                        chip.johnson@carrizo.cc

12. Amendments and Modifications. This Trading Plan and the Exhibits hereto may be amended by Seller only upon the written consent of UBS PaineWebber and receipt by UBS PaineWebber of the following documents, each dated as of the date of such amendment:

         (a) a certificate signed by Seller, certifying that the representations and warranties of Seller contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date; and

         (b) an issuer certificate completed by Issuer substantially in the form of Exhibit B.

13. Inconsistency with Law. If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Trading Plan will continue and remain in full force and effect.

14. Governing Law. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Entire Agreement. This Trading Plan, including Exhibits, and the brokerage account agreement referred to in paragraph 4(a) above, constitute the entire agreement between the parties with respect to this Trading Plan and supercede any prior agreements or understandings with regard to this Trading Plan.

16. Counterparts. This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

NOTICE: THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN PARAGRAPH 10.

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.


FRANK A. WOJTEK




/s/ Frank A. Wojtek                                     May 30, 2003
------------------------------------                    ------------------------
Name:  Frank A. Wojtek                                  Date
Title: Director


UBS PAINEWEBBER



/s/ Timothy Kelly                                       May 30, 2003
------------------------------------                    ------------------------
Name:  Timothy Kelly                                    Date
Title: Senior Vice President




/s/ Larry Gore                                          May 30, 2003
------------------------------------                    ------------------------
Name:  Larry Gore                                       Date
Title: Managing Director

                                    EXHIBIT A

           THIS EXHIBIT A MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH
                               THE TRADING PLAN.

                              SPECIFIC INSTRUCTIONS

1. UBS PaineWebber shall enter a sell order for the specified Sale Amount (as defined below) for the account of Seller on each specified Sale Day (as defined below) at the specified Sale Price (as defined below), subject to the following restrictions:

         In no event shall UBS PaineWebber sell any shares of Stock pursuant to the Trading Plan prior to June 13, 2003.

2. A "Trading Week" shall be defined as beginning on the first trading day of any given Calendar Week and ending on the last trading day of that particular Calendar Week.

3. A "Sale Day" shall be any day during any given "Trading Week" during the Plan Sales Period that the limit price specified below is met provided, however, that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day within the Plan Sales Period.

4. The "Sale Amount" for any given Trading Week shall be determined in accordance with the table below:

    REPORTED PRICE OF THE OPENING MARKET
          TRANSACTION IN THE STOCK                                     NUMBER OF SHARES TO SELL
----------------------------------------------------- -------------------------------------------------------------
         If the pride is below $6.60                                              NONE
----------------------------------------------------- -------------------------------------------------------------
   If the price is between $6.60 and $7.99                          3,500 shares (per calendar week)
----------------------------------------------------- -------------------------------------------------------------
   If the price is between $8.00 and $9.99                         10,000 shares (per calendar week)
----------------------------------------------------- -------------------------------------------------------------
        If the price is above $10.00                         Maximum number of shares available under the
                                                             Plan, subject to Rule 144 volume limitations
----------------------------------------------------- -------------------------------------------------------------


         It is hereby understood that the objective of the Plan shall be the sell the maximum number of shares during each Trading Week during the Plan Sales Period subject to the trading price limitations outlined above. If the Market Price during any given Trading Week trades up to the next price level as outlined in the table above, UBS PaineWebber shall make its best efforts to sell (depending on price movements) an additional amount of shares during such Trading Week on such Trading Day, so as to sell the maximum shares shown corresponding to that price level. For examples, if the Market Price during a given Trading Week is between $6.60 and $7.99 per share, 3,500 shares shall be sold. However if the market price during that same Trading Week trades up to the $8.00 to $9.99 range, an additional 6,500 shares shall be sold for a total of 10,000 shares.

5.   The "Sale Price" shall be the market price of the Stock on the Sale Day.

6. The limit order(s) entered pursuant to this Trading Plan will be entered as a day order.

7. If UBS PaineWebber cannot sell the Sale Amount on any Sale Day, then the amount of such shortfall shall be canceled. If any such shortfall exists after the close of trading on the last

     Trading Day of the Plan Sales Period, UBS PaineWebber's authority to sell such shares for the account of Seller under the Trading Plan shall terminate.

8. The Sale Amount and the Sale Price shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to Issuer that occurs while the Trading Plan is in effect.

9. A "Trading Day" is any day during the Plan Sales Period that the NASDAQ (the "Principal U.S. Market") is open for business and the Stock trades regular way on the Principal U.S. market; provided, however, that a "Trading Day" shall mean only that day's regular trading session of the Principal U.S. Market and shall not include any extended-hours or after-hours trading sessions that the Principal U.S. Market may allow.



/s/ Frank A. Wojtek                                  May 30, 2003
-------------------------------                      --------------------------
Name:  Frank A. Wojtek                               Date
Title: Director

                                    EXHIBIT B

                               ISSUER CERTIFICATE

1. Carrizo Oil and Gas ("Issuer") certifies that it has approved and retained a copy of the Trading Plan dated May 30, 2003 the ("Trading Plan") between Frank A. Wojtek ("Seller") and UBS PaineWebber Incorporated ("UBS PaineWebber") relating to the common stock of Issuer (the "Stock").

2. The Trading Plan is consistent with Issuer's insider trading policies, and, to the best of Issuer's knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit Seller from either entering into the Trading Plan or selling Stock pursuant to the Trading Plan.

3. During the Plan Sales Period, Issuer agrees to provide notice as soon as practicable to UBS PaineWebber in the event that the Trading Plan becomes inconsistent with Issuer's insider trading policies, or Issuer becomes aware of legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates that would prohibit any sale pursuant to the Trading Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for such restriction). In any event, Issuer shall not communicate any material nonpublic information about Issuer or its securities to UBS PaineWebber with respect to the Trading Plan.

     Such notice shall be provided by facsimile to Daniel Radulovic, UBS PaineWebber, at fax number 212-821-5536 and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller. Any such notice is provided under the express condition that UBS PaineWebber shall (i) maintain such information in confidence, (ii) share it only with those persons who reasonably need to know the information in the execution and administration of the Trading Plan, and (iii) use any information concerning or contained in such notice (including existence of the notice) for no purpose other than the execution and administration of the Trading Plan; provided, however, nothing in this paragraph shall prohibit UBS PaineWebber or its attorney from responding to any inquiry the Securities and Exchange Commission, NASD, NYSE or any other self-regulatory organization, any State securities regulator, or any other governmental authority regarding such notice or its underlying facts and circumstances.

4. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Trading Plan, and in acknowledgment of UBS PaineWebber's agreement in the Trading Plan that sales of Stock under the Trading Plan will be effected in compliance with Rule 144, Issuer agrees that it will, immediately upon Seller's directing delivery of Stock into an account at UBS PaineWebber in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller's transferee or nominee that does not bear any legend or statement restricting its transferability to a buyer.

5.   [Intentionally Omitted]

     /s/ S.P. Johnson IV                             May 30, 2003
     --------------------------------                --------------------------
     Name:  Sylvester P. Johnson, IV                 Date
     Title: President

                                    EXHIBIT C


  THIS EXHIBIT C MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE TRADING PLAN

                                 RULE 144 LETTER

UBS PAINEWEBBER INCORPORATED                  CARRIZO OIL AND GAS, INC.
Attn: Daniel Radulovic                        14701 St. Mary's Lane, Suite 800
229 Park Ave, 26th floor                      Houston, TX 77079
New York, NY 10171

Ladies and Gentlemen:

In conjunction with my order to sell shares of common stock, par value $0.01 per share, of Carrizo Oil and Gas, Inc. ("Issuer") ("the Stock"), through you as broker or dealer for my account pursuant to the Rule 10b5-1 Trading Plan dated May 30, 2003 (the "Trading Plan"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), I advise you as follows:

1. During the next two years following the date of this letter, I intend to sell Stock pursuant to Rule 10b5-1. I intend for UBS PaineWebber to adhere to the Trading Plan without alteration or modification during the above-stated period.

2.   I am an affiliate of the Issuer.

3. The number of shares of Stock, which I have ordered you to sell as broker or dealer for my account, will conform to the Sales Instructions in Exhibit A of the Trading Plan.

4. I have verified that Issuer has been subject to the Securities and Exchange Commission (the "SEC") information reporting requirements pursuant to the Exchange Act for at least the preceding 90 days and has filed all required periodic reports during the 12 months preceding the first sale or during any shorter period that the SEC may require. As of the date of the Trading Plan, I did not know of any material nonpublic information concerning Issuer.

5. I confirm that I have been the beneficial owner for a period of at least one year as provided in paragraph (d) of Rule 144.

6. a) I have not solicited or arranged for the solicitation of any orders to buy in anticipation or in connection with my proposed sales.

     b) I have made no payments to any other person in connection with your execution of my order.

     c) I have not agreed to act in concert with any other person in connection with my proposed sales.

7. It is my bona fide intention to sell the Stock as expressly prescribed in the Trading Plan pursuant to the Plan.

8. I understand that the payment of the proceeds of the sales will be delayed until the shares of Stock are transferred and delivered free of restrictions to UBS PaineWebber.


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
9. All capitalized terms used in this Rule 144 Letter shall have the meanings ascribed to them in the Trading Plan.

The undersigned agrees to notify UBS PaineWebber immediately if any of the above representations become inaccurate before the sales are completed.



Very truly yours,


/s/ Frank A. Wojtek                               Frank A. Wojtek
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Signature of the Seller                           Print Name


7010 FM 723 Richmond, TX 77469                    May 30, 2003
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Seller's Address                                  Date


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